Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into as of April 27, 2011, by and between Apogee Enterprises, Inc., a Minnesota corporation (“Apogee”), and Russell Huffer (“Huffer”), an individual residing in the State of Minnesota.

WHEREAS, Huffer has served as the Chief Executive Officer (“CEO”) of Apogee and a member of the Board of Directors of Apogee (the “Board”) since January 1998, and the Chairman of the Board since June 1999;

WHEREAS, Huffer has announced his intention voluntarily to retire from his officer positions with Apogee upon the election by the Board of Huffer’s successor as CEO of Apogee;

WHEREAS, the Board wants to recognize Huffer’s many years of loyal service to Apogee and to provide for the smooth transition of the CEO position;

WHEREAS, the parties desire to set forth all matters regarding Huffer’s retirement as CEO; and

WHEREAS, the Board believes it is in the best interests of Apogee’s shareholders to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Huffer and Apogee agree as follows:

1. Retirement as CEO. Effective on the earlier of: (i) February 25, 20121 (the “Retirement Date”), and (ii) the date on which his successor as CEO is elected by the Board , Huffer shall retire as Apogee’s CEO, from all other officer positions he currently holds with Apogee and its affiliates and from all director positions he holds with Apogee’s affiliates. Assuming that no “Change in Control” as defined in the Change in Control Severance Agreement dated as of February 25, 2011 (the “CIC Severance Agreement”) has occurred prior thereto, effective upon the Retirement Date, the CIC Severance Agreement shall terminate and be of no further force or effect. Additionally, for the avoidance of doubt, if a “Change in Control” as defined in the CIC Severance Agreement occurs prior to the Retirement Date, the CIC Severance Agreement shall govern Huffer’s severance and other post-closing rights and responsibilities in the event of a termination of Huffer’s employment prior to the Retirement Date under circumstances that qualify him for benefits under Section 4 of the CIC Severance Agreement, and Huffer will not be entitled to benefits under this Agreement. Further, for the avoidance of doubt, if a “Change in Control” as defined in the CIC Severance Agreement occurs prior to the Retirement Date and Huffer remains employed through the Retirement Date, then Huffer’s agreement to retire as set forth in the first sentence of this Section 1 and all other provisions of this Agreement shall continue in effect and govern Huffer’s rights and responsibilities in connection with such retirement, and the CIC Severance Agreement shall terminate as of the Retirement Date and be of no further force or effect.

[1]	NOTE: This is the last Saturday in February 2012

Huffer Transition Agmt

2. Compensation Until the Retirement Date. Huffer shall continue to receive his current salary, bonus payable for fiscal year 2011 performance and, as applicable, bonus payable for fiscal year 2012 performance, and other compensation to which he is entitled in his current position with Apogee to the Retirement Date, except that, Huffer shall not be entitled to receive any new long-term incentive award which the Compensation Committee of the Board (the “Committee”) may grant to executive officers in fiscal year 2012. On the Retirement Date, all compensation related to Huffer’s employment with Apogee under all other agreements and arrangements, including all perquisite programs, if any, shall cease, and no further compensation shall be due from or paid by Apogee to Huffer, except as contemplated in this Agreement or as otherwise required by law.

3. Fiscal 2012 Compensation Determinations. In furtherance of the terms set forth in Section 2 hereof, the Committee shall authorize the following compensation for Huffer for services as CEO during fiscal year 2012:

(a) Base Salary. Huffer shall be entitled to receive base salary in an annual amount of $700,000 (i.e., the same amount as he received for fiscal year 2011), payable at the time and at the frequency at which Apogee customarily pays its employees.

(b) Annual Bonus. Huffer shall participate in the Annual Incentive Plan for fiscal year 2012, with the opportunity to earn 75% of his base salary at the “target” level, as more specifically determined by the Committee, and shall be entitled to be paid a pro-rated portion of the bonus that he would otherwise receive thereunder for the portion of fiscal 2012 for which he served as CEO; provided that, Huffer shall not be eligible to defer any portion of this bonus pursuant to the terms of the Apogee Enterprises, Inc. Deferred Incentive Plan. Such bonus payout shall be made May 11, 2012, which is the same time as bonuses are currently scheduled to be paid to other participants in the Annual Incentive Plan for 2012.

(c) Long-Term Incentives. Huffer’s existing awards under the annual Long-Term Incentive Program (“LTIP”) will continue in effect in accordance with the terms of such awards, but Huffer shall not receive any new awards under the LTIP for fiscal year 2012.

4. Separation Compensation. After the Retirement Date, and subject to Huffer’s execution, without rescission, of the Release of Claims attached as Exhibit A hereto (the “Release”), Apogee shall make the following payments to and distributions for the benefit of, Huffer, at the time and in the manner set forth below.

(a) Lump Sum Cash Payment. Apogee shall pay to Huffer, in one lump sum, $1,225,000 (i.e., equal to one year’s base salary plus annual incentive bonus, at “target” level of achievement) in cash, less all required state and federal withholding taxes. Such amount shall be payable on April 15, 2012, so long as Huffer executes the Release and the rescission period set forth in the Release has expired without Huffer exercising his right to rescind, and otherwise in accordance with Internal Revenue Code Section 409A (“Code Section 409A”).

(b) Vesting of Restricted Shares. Effective as of the Retirement Date, the Committee: (i) shall recognize Huffer’s retirement as a “Retirement” for purposes of Huffer’s Restricted Stock Award Agreement with Apogee, dated April 22, 2010, thereby causing all

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shares of restricted stock that are unvested pursuant to the terms of such Restricted Stock Award Agreement as of the Retirement Date to immediately vest as of such date, and (ii) shall, pursuant to its authority under Section 3(a)(5) of the Amended and Restated 2002 Omnibus Stock Incentive Plan, cause to be accelerated all unvested (as of such date) shares of restricted stock awarded to Huffer under such Plan and outstanding as of such date.

(c) Medical Coverage. After the Retirement Date, Apogee will give Huffer notice of his right to continue medical coverages under Apogee group benefit plans in accordance with COBRA. In order to continue such coverages after the Retirement Date, Huffer will be solely responsible for electing COBRA coverage and for timely paying to Apogee’s COBRA vendor the premiums necessary to continue medical and dental plan coverages under Apogee plans. On April 15, 2012 (assuming the conditions set forth in Section 4(a) have been satisfied by Huffer), Apogee will pay Huffer a lump sum payment in the amount of $32,000 to defray the premium costs for Huffer’s continuation of medical and dental insurance from the Retirement Date through the COBRA period and until Huffer reaches age 65.

(d) Outplacement/retirement services: Apogee shall provide Executive with outplacement assistance with respect to Huffer’s post-Retirement Date activity through a mutually agreed upon provider. Subject to reduction, on a dollar-for-dollar basis pursuant to Section 22 hereof, the maximum amount Apogee shall pay for outplacement assistance is $50,000. The amount shall be paid directly to the agreed-upon provider, following Apogee’s receipt of documentation reasonably sufficient to substantiate the expense; provided, however, that the services are provided to Huffer no later than the last day of the second calendar year following the calendar year in which Huffer’s “separation from service” (as defined under Code Section 409A and related guidance) occurred.

(e) Tax Treatment. Apogee and Huffer agree that 100% of the payments to be provided to Huffer pursuant to this Agreement will be treated as income subject to W-2 reporting and withholdings pursuant to applicable federal, state, and/or local tax laws. Except for such amounts as are withheld from income by Apogee, Huffer agrees that he is solely responsible for any tax obligations resulting from the payments to be made to him pursuant to this Agreement. Apogee makes no representations or warranties with respect to the tax consequences of the payments referenced in this Agreement. Huffer further acknowledges and agrees that the payments set forth herein may result in taxable income to Huffer under applicable federal, state, and/or local tax laws. Huffer acknowledges and agrees that he will not seek any indemnification from Apogee with respect thereto.

5. Continued Executive Benefits.

(a) Prior to Retirement Date. Until the Retirement Date, Huffer shall be entitled to such medical, dental, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to Apogee’s executive officers, all in accordance with Apogee’s benefits program in effect from time to time.

(b) After Retirement Date. After the Retirement Date, Huffer shall be entitled only to the benefits set forth in Section 4 of this Agreement, and to the following benefits mandated by applicable Minnesota law: (i) the right to continue, at Huffer’s expense, to

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participate in Apogee’s group life insurance program for the legally required period following his Retirement Date, and (ii) the right to be paid for earned but unused vacation accrued under Apogee’s regular vacation policy (which payment shall be made on Huffer’s Retirement Date). For the avoidance of doubt, the parties acknowledge and agree that Huffer shall not continue to participate, after the Retirement Date, in any of the following plans, in each case, as amended to date, except with respect to balances of deferred accounts existing in any such plan as of the Retirement Date: (i) Apogee Enterprises, Inc. Amended and Restated 2000 Employee Stock Purchase Plan, (ii) Apogee Enterprises, Inc. Deferred Incentive Compensation Plan (2005 Restatement), (iii) Apogee Enterprises, Inc. 401(k) Retirement Plan, (iv) Apogee Enterprises, Inc. Supplemental Executive Retirement Plan (2005 Restatement), and (v) any executive perquisite plan of Apogee.

(c) Death or Disability. In the event that Huffer dies prior to the Retirement Date, his heirs, representatives or his estate shall be entitled to the compensation and benefits described in Section 3(b) (using the actual days for which he acted as CEO to determine the pro-rated portion described therein), Sections 4(a), (b) and (c); provided that, an authorized representative enters into the Release on behalf of such heirs, representatives or estate. In the event that Huffer becomes disabled to the degree that he cannot perform his normal duties as CEO prior to the Retirement Date, then he shall be entitled to the compensation and benefits described in Section 3(b) (using the actual days for which he acted as CEO to determine the pro-rated portion described therein), and Section 4(a), (b) and (c); provided that, he enters into the Release, or his authorized representative enters into the Release on his behalf. In the event that Huffer dies on or after the Retirement Date, but before all payments under Section 3(b) and Sections 4(a), (b) or (c) or, to the extent that unpaid services have been provided to Huffer prior to his death, Section 4(d), have been made, his heirs, representatives or his estate shall be entitled to the remaining compensation and benefits due to Huffer under those sections; provided that, if Huffer had not already entered into the Release prior to his death, an authorized representative enters into the Release on behalf of such heirs, representatives or estate.

6. Release. In consideration of the promises, covenants and other valuable consideration provided by Apogee in this Agreement, Huffer agrees that, for him to be entitled to receive the payments and other benefits described in Section 4 of this Agreement, he will execute the Release attached hereto as Exhibit A on or within 21 days following the Retirement Date. Huffer specifically agrees and acknowledges: (a) that his agreement to waive rights under the Release is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”); (b) that he understands the terms of the Release; (c) that Apogee advises Huffer to consult with an attorney prior to executing the Release; (d) that Apogee has given him a period of up to twenty-one (21) days within which to consider the Release; (e) that nothing in this Agreement or the Release prevents or precludes Huffer from challenging or seeking a determination in good faith of the validity of the Release under the ADEA, nor impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and (f) that, following his execution of the Release, he has fifteen (15) days in which to rescind the Release, and that, if he chooses not to so rescind, the Release shall then become effective and enforceable. Huffer represents that if he signs the Release before the expiration of the 21-day review period, it is because Huffer does not need any additional time to decide whether to sign the Release. The Release shall be subject to the exceptions set forth in the last sentence of Section 1 thereof.

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7. Confidential Information. Huffer will not make any unauthorized use, publication or disclosure, either during or after the Transition Period, of any information generated or acquired by him during his employment with Apogee, including, but not limited to, information of a confidential or trade secret nature (“Confidential Information”). Confidential Information includes information not generally known by or available to the public about or belonging to Apogee or belonging to other persons to whom Apogee may have an obligation to maintain information in confidence. Authorization for disclosure of Confidential Information, which may be withheld at Apogee’s sole discretion, may be obtained only from Apogee’s General Counsel or designee. Huffer will not disclose to Apogee, or induce Apogee to use, any confidential or trade secret information or material belonging to others.

8. Non-Competition. As a material inducement for Apogee to enter into this Agreement, Huffer agrees not to compete with Apogee during the period prior to the Retirement Date and for the additional periods set forth in the agreements referred to below, in accordance with the terms set forth in such agreements and enforceable in accordance with the terms set forth below.

(a) Huffer agrees to comply with the terms of the noncompetition and nonsolicitation covenants contained in each of the equity award agreements and each of the retirement plans to which he is either a party or a participant or beneficiary as of the Retirement Date.

(b) The parties intend that each of the covenants referenced in subsection (a) of this Section 8 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such clauses, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this Section 8 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Huffer or Apogee hereunder, and the existence of any claim or cause of action of Huffer or Apogee against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Apogee of any of said covenants.

(c) It is understood and agreed that damages may be an inadequate remedy in the event of a breach or intended or threatened breach by Huffer of any of his obligations in this Section 8, and that any such breach may cause Apogee irreparable injury and damage. Accordingly, Huffer agrees that Apogee shall be entitled, without waiving any additional rights or remedies otherwise available to Apogee, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Huffer.

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9. Return of Property. On or before the Retirement Date, Huffer shall return all equipment and property in his possession that belongs to Apogee, including all files and programs stored electronically or otherwise that relate or refer to Apogee, and all original and copies of documents, notes, memoranda or any other written materials that relate or refer to Apogee, including material that constitutes Confidential Information, other than information or documents relating to Huffer’s Apogee compensation or benefit plans or programs in which he participates or participated.

10. Non-Disparagement.

(a) Huffer agrees that he will not, and will use his reasonable efforts not to allow anyone acting on his behalf or at his direction at any time to, criticize, defame or disparage Apogee, its affiliates, any of their directors, officers or employees, any of their plans, or their actions to any third party, either orally or in writing. The provisions of this Section 10(a) shall not apply to any truthful statement(s) required to be made by Huffer or by any representative of Huffer in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding.

(b) Apogee agrees that none of its Senior Executives (as defined below) will criticize, defame or disparage Huffer, his performance with Apogee, his plans, or his actions to any third party, either orally or in writing. The provisions of this Section 10(b) shall not apply to any truthful statement(s) required to be made by Apogee or by any representative of Apogee in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding. For purposes of this Section 10(b), the term “Senior Executives” shall mean each of Apogee’s directors and its Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President Human Resources, and Vice President and Treasurer.

11. Apogee’s Default in Payment. Should Apogee default in timely payment on the due date of any payment or amount due under this Agreement, Huffer shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Apogee. Apogee shall have ten calendar days after the receipt of such a notice of default to cure any payment default. Huffer’s failure to provide such notice shall not negate Apogee’s obligation to make payment of any amounts due to Huffer under this Agreement, but Apogee’s ten calendar day cure period shall not commence until it receives such notice from Huffer.

12. Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Agreement and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Agreement.

13. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

Huffer Transition Agmt

14. Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

15. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Huffer, to his current residence address maintained in Apogee’s records.

Facsimile: (952) 906-2872

If to Apogee:

Apogee Enterprises, Inc.

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

Attention: General Counsel

Facsimile: (952) 487-7515

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

16. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

17. Choice of Law. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Hennepin County, Minnesota, and the construction and enforcement of this Agreement shall be governed by Minnesota law without regard to its conflict of laws rules.

18. No Assignment of Claims. Huffer shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of Apogee, and any attempted assignment without Apogee’s consent shall be void ab initio. Apogee may assign this Agreement to any successor of Apogee or any purchaser of all or substantially all of the assets of Apogee. No other assignment by Apogee shall be effective except with the prior written consent of Huffer.

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19. Entire Agreement. This Agreement, the Release, any stock option agreements, any restricted stock agreements, any performance share awards, and any employee benefit plans or programs sponsored by Apogee in which Huffer is a participant, set forth the entire agreement between the parties, and any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement are superseded; provided, however, that the CIC Severance Agreement continues in full force and effect until terminated in accordance with Section 1 hereof.

20. Binding Effect of Agreement. This Agreement shall be binding upon Huffer, Apogee and their heirs, administrators, representatives, executors, successors and permitted assigns.

21. Authority. The undersigned director of Apogee represents and warrants that he has authority to enter into this Agreement on behalf of Apogee.

22. Attorney’s Fees. Apogee shall reimburse Huffer (or his heirs, representatives or his estate) for the reasonable and appropriately documented fees and expenses of legal counsel to Huffer incurred in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $50,000.00; provided that, the amount so reimbursed shall, on a dollar-for-dollar basis, reduce the funds available to Huffer for outplacement services provided pursuant to Section 4(d) hereof.

23. Section 409A Compliance. Apogee and Huffer acknowledge that he is a “specified employee” (as that term is defined in Code Section 409A) and that certain payments to be made hereunder may be subject to the terms of Code Section 409A. Therefore, notwithstanding anything to the contrary set forth in this Agreement, to the extent that any payment due hereunder is deferred compensation subject to Code Section 409A , and is payable on account of Huffer’s “separation from service” (as that term is defined in Code Section 409A), then the payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service. More generally, to the extent that Code Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Code Section 409A. Neither Apogee nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to Huffer or any other person for any taxes, penalties, interest or like amounts that may be imposed on Huffer or other person due to any failure to comply with Code Section 409A.

[Signature Page to Follow]

Huffer Transition Agmt

The parties have duly executed this Agreement as of the date first written above.

APOGEE ENTERPRISES, INC.

/s/ Bernard Aldrich
By:	Bernard Aldrich
Title:	Director and Non-Executive Chair of the Board of Directors

/s/ Russell Huffer
Russell Huffer

Huffer Transition Agmt

EXHIBIT A

FORM OF RELEASE OF CLAIMS

1. Release of Claims. Russell Huffer (“Huffer”), on behalf of himself, his spouse, successors, heirs, and assigns, and except as expressly set forth herein, hereby forever releases and discharges Apogee Enterprises, Inc., including its parents, affiliates, subsidiaries, business units, directors, officers, employees, agents, predecessors, successors, assigns, and insurers (the “Released Parties”) to the fullest extent permitted by law from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against any Released Party with respect to, any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Huffer’s execution of this Release of Claims (“Release”), including but not limited to any claims based on, arising out of, or related to Huffer’s employment with, transition from, or the ending of employment with Apogee; any claims arising from rights under federal, state and/or local laws, including but not limited to those related to contract, or any form of retaliation, harassment or discrimination on any basis, or any related cause of action, including but not limited to any alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Family and Medical Leave Act; the Minnesota Human Rights Act (“MHRA”); the Employee Retirement and Income Security Act; any claims grounded in contract or tort theories, including but not limited to breach of express or implied contract; tortious interference with contractual relations; promissory estoppel; breach of promise; breach of fiduciary or other duty; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; misrepresentation; defamation, including libel, slander, and self-publication defamation; infliction of emotional distress; and/or harassment; or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind (the “Released Claims”). The Released Claims shall not include any claims for compensation or benefits: (i) set forth in Sections 2, 3, 4 and/or 5 of the Transition Agreement between Huffer and Apogee, consistent with the terms set forth therein, or otherwise expressly preserved by the Transition Agreement, or (ii) with respect to Huffer’s rights to be indemnified and to have costs of defense advanced to him as a current or former director, officer or employee of Apogee pursuant to the Minnesota Business Corporation Act and Apogee’s Articles of Incorporation and Bylaws or under any liability insurance policy carried by Apogee for the benefit of its current and past directors, officers and/or employees.

2. No Lawsuits. Huffer warrants and represents that he has not filed any claims, charges, complaints or actions against any Released Party, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released herein. Huffer also agrees that if any claim arising out of any act or omission

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occurring before Huffer’s execution of this Release is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit to the fullest extent permitted by law. If any agency or court assumes jurisdiction of any complaints, claims, or actions against any Released Party by or on behalf of Huffer arising out of any act or omission occurring before Huffer’s execution of this Release, Huffer will request that the agency or court withdraw the matter or dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal with prejudice. To the extent required by law, nothing contained herein will be interpreted to prevent Huffer from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.

3. ADEA Waiver. Huffer specifically agrees and acknowledges: (a) that his waiver of rights under this Release is knowing and voluntary as required under the ADEA and the OWBPA; (b) that he understands the terms of this Release; (c) that Apogee advises Huffer to consult with an attorney prior to executing this Release; (d) that Apogee has given him a period of up to twenty-one (21) days within which to consider this Release; (e) that nothing in this Release prevents or precludes Huffer from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and (f) that, following his execution of this Release, he has fifteen (15) days in which to rescind this Release insofar as it extends to potential claims under the ADEA, OWBPA, or MHRA, and that, if he chooses not to so rescind, the payments and extension of benefits set forth in Section 4 of the Transition Agreement shall then be made to him in accordance with the terms of the Transition Agreement.

4. Revocation. Huffer understands that any rescission of this Release as set forth in Paragraph 3 must be in writing and delivered by hand or by certified mail, return receipt requested, within the applicable period to the attention of the General Counsel of Apogee. Huffer understands that if he exercises his right to rescind, then Apogee will have no further obligations to him under the Transition Agreement or to others whose rights derive from him. Rescission by Huffer will have no effect upon his retirement.

ACCEPTED AND AGREED TO:

DATE:		DATE:

APOGEE ENTERPRISES, INC.		RUSSELL HUFFER

By:
Bernard Aldrich Director and Non-Executive Chair of the Board of Directors

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